Ex 10.224

Environmental Indemnity Agreement

This Environmental Indemnity Agreement (this “Agreement”), dated as of August 3, 2022 (the “Effective Date”), is made, by LF3 RIFC, LLC, a Delaware limited liability company and LF3 RIFC TRS, LLC, a Delaware limited liability company (collectively, “Borrower”) and Lodging Fund REIT III OP, LP, a Delaware limited partnership (“Guarantor” and collectively with Borrower, “Indemnitor”) in favor of Legendary A-1 Bonds, LLC, a Delaware limited liability company (“Lender”).

Recitals:

1.Borrower is indebted to Lender pursuant to the Tranche 1 Promissory Note in the principal amount of $10,298,535.00 dated the Effective Date from Borrower payable to the order of Lender, issued pursuant to the Loan Agreement dated as of the Effective Date between Lender and Borrower (the “Loan”).
2.The Loan is secured by, among other things, a Deed of Trust, Security Agreement, Assignment of Leases, Assignment of Rents, and Financing Statement and dated the Effective Date from Borrower to The Public Trustee of the County of Larimer, State of Colorado, as trustee, for the benefit of Lender, to be recorded in the real property records of Larimer County, Colorado (the “Security Instrument”) encumbering the property as more particularly described therein (the “Property”).
3.Guarantor has provided a guaranty of the obligations of Borrower under the Loan pursuant to that certain Continuing Guaranty of even date herewith.
4.As a condition to making the Loan, Lender requires Indemnitor to indemnify and hold Lender harmless from any Environmental Claim, any requirements or violations of any Environmental Laws, any violation of any Environmental Permit and all Costs related to any of the foregoing related to the Property.

Agreement

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.Definitions. As used herein, the following terms have the meanings assigned:

“Costs” means all liabilities (including strict liabilities), losses, costs, damages (including consequential damages or indirect), expenses, claims, reasonable attorneys’ fees, experts’ fees, consultants’ fees and disbursements of any kind or of any nature whatsoever. For the purposes of this definition, such losses, costs and damages will include, without limitation, remedial, removal, response, abatement, cleanup, legal, investigative and monitoring costs, expenses, losses, damages, penalties, fines, obligations, defenses, judgments, suits, forfeitures, proceedings and disbursements.

“Environmental Claim” means, but not be limited to, any claim, demand, action, cause of action, suit, loss, cost, damage, fine, penalty, expense, liability, judgment, forfeitures, proceeding, or injury, whether threatened, sought, brought, or imposed, that seeks to impose costs or liabilities for (i) noise; (ii) pollution or contamination of the air, surface water, groundwater, or soil; (iii) solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, or transportation; (iv) exposure to Hazardous Materials; (v) the generation, handling, treatment, transportation, manufacture, processing, distribution in commerce, use, storage or disposal of Hazardous Materials; (vi) injury to or death of any person or persons directly or indirectly connected with Hazardous Materials and directly or indirectly related to the Property;

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(vii) destruction or contamination of any property directly or indirectly in connection with Hazardous Materials and directly or indirectly related to the Property; or (viii) any and all penalties directly or indirectly connected with Hazardous Materials and directly or indirectly related to the Property. The term “Environmental Claim” also includes (i) the costs of removal of any and all Hazardous Materials from all or any portion of the Property, (ii) costs required to take necessary precautions to protect against the release of Hazardous Materials at, on, in, about, under, within, near or in connection with the Property in or into the air, soil, surface water, groundwater, or soil vapor, any public domain, or any surrounding areas, (iii) costs incurred to comply, in connection with all or any portion of the Property or any surrounding areas, with all applicable laws with respect to Hazardous Materials, including any such laws applicable to the work referred to in this sentence, and (iv) the costs of site investigation, response, and remediation of any and all Hazardous Materials at, on, about, under, within, near or in all or any portion of the Property. “Environmental Claim” also includes any asserted or actual breach or violation of any requirements of Environmental Laws, or any event, occurrence, or condition as a consequence of which, pursuant to any requirements of Environmental Laws, (i) Borrower, Lender, or any owner, occupant, or person having any interest in the Property will be liable or suffer any disability, or (ii) the Property will be subject to any restriction on use, ownership, transferability, or (iii) any Remedial Work will be required.

“Environmental Laws” means any and all present and future federal, state and local law (whether under common law, statute, rule, ordinance, agreement, regulation or otherwise) requirement under any permit issued with respect thereto, and other requirements of governmental authorities having jurisdiction thereunder relating to pollution or the protection of the environment, including, without limitation, (a) The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by The Superfund Amendments and Reauthorization Act, (b) The Resource Conservation Recovery Act, as amended by The Hazardous and Solid Waste Amendments of 1985, (c) any local, state or federal laws, rules, regulations or ordinances (whether in existence on the date of this Agreement or executed or promulgated after the date hereof) concerning the management, control, discharge, treatment, containment and/or removal of substances or materials that are or may become a threat to public health or the environment, or (d) any common law theory involving materials or substances which are (or are alleged to be) hazardous to human health or the environment.

“Environmental Permit” means any permit, license, approval, or other authorization with respect to any activities, operations, or businesses conducted on or in relation to the Property under any applicable law, regulation, or other requirement of the United States or any state, municipality, or other subdivision or jurisdiction related to pollution or protection of health or the environment, or any private agreement (such as covenants, conditions and restrictions), including laws, regulations or other requirements relating to spills, emissions, discharges, or releases or threatened releases of Hazardous Materials into ambient air, surface water, groundwater, or soil, or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transportation, or handling of Hazardous Materials directly or indirectly related to the Property.

“Hazardous Materials” means any chemical, compound, material, mixture or substance (not generally found in the operation or maintenance of a limited select service hotel) that is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a “hazardous substance,” “hazardous material,” “hazardous waste,” “acutely hazardous”, “extremely hazardous waste,” infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity, including any petroleum, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) or derivatives thereof. “Hazardous Materials” will also include, without

Ex 10.224

limitation, those substances listed in the United States Department of Transportation Table (49 CFR 172.101, as amended), spillage, seepage, storage, holding, existence or suspected existence, release or suspected releases, emission, discharge, disposal, generation, processing, abatement, removal, disposition, handling, transportation or other use of any Hazardous Materials from, at, under, into, on, about, within, near or in connection with the Property or surrounding property. The term “Hazardous Materials” does not include any Hazardous Materials used in connection with routine construction, maintenance, repair and operation of the Property in compliance with Environmental Law and in amounts or concentrations which do not violate Environmental Laws.

“Hazardous Materials Activity” will include any activity relating to such Hazardous Materials.

“Transfer Date” means the earlier of the date (i) the lien of the Security Instrument is foreclosed or a conveyance by deed in lieu of such foreclosure is fully effective and (ii) a receiver is appointed by a court for the Property, which receiver is requested by Lender, and in each case Borrower and/or its affiliates are no longer in possession of the Property; provided, if such foreclosure, conveyance or appointment is challenged, in bankruptcy proceedings or otherwise, the Transfer Date will be deemed not to have occurred until such challenge is rejected, dismissed or withdrawn with prejudice. If the Transfer Date is triggered by the appointment of a receiver as provided in clause (ii) of this definition, the receiver is subsequently dismissed and the Borrower once again has possession of the Property, the term “Transfer Date” means the period of time during which the receiver had possession of the Property.

2.Indemnification.
(a)Indemnitor hereby agrees to protect, defend, indemnify, reimburse, and hold harmless Lender and its officers, directors, shareholders, agents, employees and attorneys and their respective heirs, legal representatives, successors and assigns (all such persons and entities individually an “Indemnitee” and collectively the “Indemnitees”) from and against all Costs, which at any time may be imposed upon the Property, the Indemnitees, or any of them, arising out of or in connection with any one or more of the following, even if caused by the negligence of an Indemnified Party, but not if caused by the willful misconduct or gross negligence of an Indemnified Party: (i) the breach of any representation, warranty or covenant contained in the Loan Documents (as defined in the Loan Agreement) relating to the Hazardous Materials; (ii) any requirements of Environmental Laws; (iii) Environmental Claims; (iv) the failure of Borrower, or any other party directly or indirectly connected with the Property, or affiliated with Borrower to obtain, maintain, or comply with any Environmental Permit, beyond the any applicable notice and cure period; (v) the conduct of any Hazardous Materials Activity; and/or (vi) the presence or existence of Hazardous Materials at, on, about, under, within, near or in connection with the Property, but only with respect to matters occurring or conditions existing prior to the Transfer Date.
(b)In the event that any investigation, monitoring, response, remediation, removal, restoration, abatement, repair, cleanup, detoxification or other ameliorative work is required by Lender or any agency, governmental or private, having jurisdiction over Hazardous Materials or Hazardous Materials Activity (the “Remedial Work”), Indemnitor will within thirty (30) days after written demand for performance thereof by any Indemnitees or any such agency (or such shorter period of time as may be required under any applicable Environmental Laws), promptly commence, or cause to be commenced, and thereafter diligently prosecute to completion, all such Remedial Work, but only with respect to matters occurring or conditions existing prior to the Transfer Date. All Remedial Work will be performed by one or more contractors, approved in advance in writing by Lender, and, if required by Lender, under the supervision of a

Ex 10.224

consulting engineer approved in advance in writing by Lender. All Costs related to such Remedial Work will be paid by Indemnitor including, without limitation, Costs incurred by any Indemnitee in connection with oversight, monitoring or review of such Remedial Work. In the event Indemnitor will fail to promptly commence, or cause to be commenced, or fail to diligently prosecute to completion, such Remedial Work, Lender may, but will not be required to, cause such Remedial Work to be performed and all Costs will become an Environmental Claim hereunder.
(c)This Agreement, and all rights and obligations hereunder, are separate and distinct from the rights and obligations of Borrower and Lender under the Loan Documents and will survive (i) payment of all amounts payable pursuant to the Note and secured by the Security Instrument, (ii) surrender of the Note; (iii) release, satisfaction, assignment or reconveyance of the Security Instrument or other security provided in connection with the Loan; (iv) foreclosure of the Security Instrument and other security instruments in connection with the Loan; (v) acquisition of the Property by Lender; or (vi) transfer of any or all Lender’s rights in the Loan and the Property, except to the extent specifically set forth herein. The indemnities and releases set forth herein will benefit all parties who have been, or are currently, a “Lender” under the Loan Agreement.
(d)Nothing contained in this Agreement will prevent or in any way diminish or interfere with any rights or remedies, including, without limitation, the right to contribution, which any Indemnitee may have against Borrower or any other party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified at Title 42 U.S.C. § 9601 et seq.), as it may have been or may be amended from time to time, or any other Environmental Laws, all such rights being hereby expressly reserved.
3.Notice of Actions. Indemnitor and Lender each agree to give the other prompt written notice of the receipt of any notice or discovery of any information regarding any actual, alleged or potential Environmental Claim or any claim under this Agreement, and to deliver copies of any and all orders, notices, permits, reports, and other communications, documents and instruments pertaining to such Environmental Claim.
4.Procedure Relating to Indemnification.
(a)Any Indemnitee will have the right to join and participate in, as a party if such Indemnitee so elects, any legal proceedings or actions in connection with the Property involving any Environmental Claim, any Hazardous Materials or any requirements of Environmental Laws, and Indemnitor will reimburse such Indemnitee upon demand for all of its Costs in connection therewith, but only with respect to Costs arising from or relating to matters occurring or conditions existing prior to the Transfer Date.
(b)In any circumstances in which this Agreement applies, any Indemnitee may, but will not be obligated to, employ its own legal counsel and consultants to investigate, prosecute, negotiate, or defend any such circumstances, including, but not limited to, any Environmental Claim, and such Indemnitee will have the right to compromise or settle the same without the necessity of showing actual liability therefor, and without the consent of Indemnitor. Indemnitor will reimburse such Indemnitee, upon demand, for all Costs incurred by such Indemnitee, including the amount of all Costs of settlements entered into by Indemnitees, but only with respect to Costs arising from or relating to matters occurring or conditions existing prior to the Transfer Date.
(c)Indemnitor will not, without the prior written consent of Lender (i) settle or compromise any action, suit, proceeding, or claim or consent to the entry of any judgment that does not

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include as an unconditional term thereof and delivery by the claimant or plaintiff to Lender of (x) a full and complete written release of Indemnitees (in form, scope and substance satisfactory to Lender in its sole discretion) from all liability in respect to such action, suit or proceeding and (y) a dismissal with prejudice of such suit, action or proceeding; or (ii) settle or compromise any action, suit, proceeding, or claim in any manner that may adversely affect Indemnitee as determined by Lender in its sole discretion.
5.Binding Effect.
(a)This Agreement will be binding upon Borrower and Guarantor, their respective successors and permitted assigns and will inure to the benefit of the Indemnitees and their successors and assigns, without limitation, any holder of the Note and any affiliates of Lender which acquires all or part of the Property by any sale, assignment, deed in lieu of foreclosure, foreclosure under the Security Instrument, or otherwise. The obligations of Indemnitor under this Agreement will not be assigned, voluntarily or by operation of law, without the prior written consent of Lender which consent may be given or withheld in the sole discretion of Lender.
(b)In the event of a dissolution of Indemnitor or other disposition involving Indemnitor or all or substantially all the assets of Indemnitor to one or more persons or other entities, the surviving entity or transferee of assets, as the case may be, will (i) be formed and existing under the laws of a state, district or commonwealth of the United States of America and (ii) deliver to Lender an acknowledged instrument in recordable form assuming all obligations, covenants and responsibilities of Indemnitor under this Agreement.

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6.Enforcement of Agreement. Failure of Indemnitor to satisfy its obligations under this Agreement will constitute an Event of Default under the Loan Agreement; provided that the liability of Indemnitor under this Agreement will in no way be limited or impaired by the provisions of the Loan Documents, or any amendment, modification, extension or renewal thereof. This Agreement may be enforced by Lender or any Indemnitee without regard to any other rights and remedies existing against Borrower under the Loan Documents. Enforcement of this Agreement will not be deemed to constitute an action for recovery of the Loan indebtedness nor for recovery of a deficiency judgment against Borrower following foreclosure of the Security Instrument. Indemnitor expressly and specifically agrees that a separate action or actions may be brought and prosecuted against Indemnitor whether or not action is brought against Indemnitor or any other indemnitor and whether or not Indemnitor is joined in any action against such indemnitor on this Agreement. Lender would not make the Loan without this Agreement and Indemnitor acknowledges and understands that this Agreement is a material inducement for their agreement to make the Loan..
7.Waiver. Indemnitor waives any right or claim of right to cause a marshaling of the assets of Indemnitor or to cause Lender to proceed against any of the security for the Loan before proceeding under this Agreement against Indemnitor. Indemnitor agrees that any payments required to be made hereunder will become due on demand made in writing by a Indemnified Party. Indemnitor expressly waives and relinquishes all rights, remedies or defenses accorded by applicable law to indemnitors or guarantors, except any rights of subrogation that Indemnitor may have, provided that the indemnity provided for hereunder will neither be contingent upon the existence of any such rights of subrogation nor subject to any claims or defenses whatsoever that may be asserted in connection with the enforcement or attempted enforcement of such subrogation rights, including, without limitation, any claim that such subrogation rights were abrogated by any acts or omissions of Lender.
8.Notices. All notices, consents, approvals, elections and other communications hereunder will be given and received (or deemed received) in accordance with the terms of the Loan Agreement.
9.Attorneys’ Fees. In the event that any either party brings or otherwise becomes a party to any suit or other proceeding (including, without limitation, any administrative proceedings) with respect to the subject matter or enforcement of this Agreement, such prevailing party will, in addition to such other relief as may be awarded, be entitled to recover from non-prevailing party its reasonable attorneys’ fees, expenses and costs of investigation as are reasonably incurred, provided that a determination is final, non-appealable order with respect to such litigation, claim or otherwise.
10.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado.
11.Successive Actions. A separate right of action hereunder will arise each time an Indemnitee acquires knowledge of any matter indemnified by Indemnitor under this Agreement. Separate and successive actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time. No action hereunder will preclude any subsequent action, and Indemnitor hereby waives and covenants not to assert any defense in the nature of splitting of causes of action or merger of judgments.
12.Severability. The invalidity or unenforceability of one or more covenants, terms, or conditions in this Agreement will not affect the remainder of this Agreement.

Ex 10.224

13.Interest on Unpaid Amounts. All amounts required to be paid or reimbursed to any Indemnitee hereunder will bear interest from the date of written demand to Indemnitor until paid to Indemnitee(s). The interest rate will be the “Interest Rate” specified in the Loan Agreement.
14.Joint and Several Liability. The obligations of each Indemnitor, if more than one, under this Agreement will be the joint and several obligations of each of them.
15.Recitals. All of the Recitals set forth above are true and correct and are incorporated herein by this reference.

Ex 10.223

The  undersigned have executed this Agreement as of the date first set forth above.

BORROWER:

LF3 RIFC, LLC,

a Delaware limited liability company

By: Lodging Fund REIT III OP, LP,

a Delaware limited partnership, its sole member

By:Lodging Fund REIT III, Inc.,

a Maryland corporation, its general partner

By: /s/ Samuel C. Montgomery

Name:  Samuel C. Montgomery

Title:  Chief Financial Officer

LF3 RIFC TRS, LLC,

a Delaware limited liability company

By: Lodging Fund REIT III TRS, Inc.,

a Delaware corporation, its sole member

By: /s/ Samuel C. Montgomery

Name:  Samuel C. Montgomery

Title:  Chief Financial Officer

GUARANTOR:

Lodging Fund REIT III OP, LP,

a Delaware limited partnership

By: Lodging Fund REIT III, Inc.,

a Maryland corporation, its general partner

By: /s/ Samuel C. Montgomery

Name:  Samuel C. Montgomery

Title:  Chief Financial Officer